Exhibit 99.1

Gulf Island Fabrication, Inc. Announces New Subsidiary President for Gulf Marine Fabricators

HOUMA, La.--(BUSINESS WIRE)--March 3, 2009--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that effective February 27, 2009, Johannes Ikdal has stepped down as President and CEO of Gulf Marine Fabricators, the Company’s South Texas facility.

Effective March 1, 2009, Frank Smith has joined Gulf Island Fabrication, Inc. as President and CEO of Gulf Marine Fabricators. Mr. Smith has over 30 years of marine fabrication experience with a majority of that time with McDermott, Inc. and J. Ray McDermott in various management capacities overseeing marine fabrication for the oil & gas industry.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), SPARs, FPSOs, and MinDOCs; piles; wellhead protectors; subsea templates; and various production, compressor and utility modules; offshore living quarters; brown water tow boats; tanks and barges. The Company also provides offshore interconnect pipe hook-up; inshore marine construction; manufacture and repair of pressure vessels; heavy lifts such as ship integration and TLP module integration; loading and offloading jack-up drilling rigs; semi-submersible drilling rigs; TLPs, SPARs or other similar cargo; onshore and offshore scaffolding; piping insulation services and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100